Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Salesforce, Inc. Amended and Restated 2013 Equity Incentive Plan and the Salesforce, Inc. Amended and Restated 2004 Employee Stock Purchase Plan of our reports dated March 11, 2022, with respect to the consolidated financial statements of Salesforce, Inc. (formerly salesforce.com, inc.) and the effectiveness of internal control over financial reporting of Salesforce, Inc. (formerly salesforce.com, inc.) included in its Annual Report (Form 10-K) for the year ended January 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
June 13, 2022